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                                                                    EXHIBIT 23.1


                       Consent of Independent Accountants


     We consent to the inclusion in this registration statement on Form S-1 of our report dated February 4, 1998 on our audit of the financial statements of autobytel.com inc. as of December 31, 1997 and 1996, and as of September 30, 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception (January 31, 1995) to December 31, 1995, each of the two years in the period ended December 31, 1997 and the nine months ended September 30, 1998. We also consent to the reference to our firm under the caption "Experts".


Orange County, California
January 14, 1999
                                   /s/ ARTHUR ANDERSEN LLP
                                   --------------------------------------------
                                   Arthur Andersen LLP